                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ONE)*


                                LHS Group Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  501938 10 4
                   -----------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages
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  CUSIP NO. 501938 10 4               13G                  PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              DR. RAINER ZIMMERMANN  (SOCIAL SECURITY NUMBER: N/A)

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      GERMANY

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                          SOLE VOTING POWER
                     5           -0-
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6           -0-

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7        1,477,966
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8           -0-

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           1,477,966

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
           5.9%

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      TYPE OF REPORTING PERSON
12
           IN

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                               Page 2 of 4 pages
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ITEM 1.

     (a)  Name of Issuer:  LHS GROUP INC.

     (b)  Address of Issuer's Principal Executive Offices:
          SIX CONCOURSE PARKWAY, SUITE 2700, ATLANTA, GEORGIA 30328

ITEM 2.
     (a)  Name of Person Filing
          DR. RAINER ZIMMERMANN

     (b)  Address of Principal Business Office or, if none, Residence
          LLH SPECIFICATIONS SGMBH, THEODOR-HEUSS-RING 52, 63128 DIETZENBACH, GERMANY

     (c)  Citizenship
          GERMANY

     (d)  Title of Class of Securities
          COMMON STOCK

     (e)  CUSIP Number
          501938 10 4

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)    Broker or Dealer registered under Section 15 of the Act

     (b)    Bank as defined in section 3(a)(6) of the Act

     (c)    Insurance Company as defined in section 3(a)(19) of the act

     (d) Investment Company registered under section 8 of the Investment Company Act

     (e) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S) 240.13d-1(b)(1)(ii)(F)

     (g) Parent Holding Company, in accordance with (S) 240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h)    Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP
     (a)  Amount Beneficially Owned
                  1,477,966

     (b)  Percent of Class
                  5.9%

     (c)  Number of shares as to which such person has:

          (i)    sole power to vote or to direct the vote
                 -0-

          (ii)   shared power to vote or to direct the vote
                 -0-

          (iii)  sole power to dispose or to direct the disposition of
                  1,477,966

          (iv) shared power to dispose or to direct the disposition of -0-

                               Page 3 of 4 pages
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          RESPONSE:  NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          RESPONSE:  NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          RESPONSE:  NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          RESPONSE:  NOT APPLICABLE

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                December 19, 1997
                                                -----------------
                                                      Date

                                            /s/ Dr. Rainer Zimmermann
                                            -------------------------
                                                    Signature

                                                Dr. Rainer Zimmermann

                                        __________________________________
                                                   Name/Title

                                Page 4 of 4 pages